Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Fogo de Chao, Inc. [FOGO]

Date of Earliest Transaction
Required to be Reported
(Month/Day/Year):	April 5, 2018

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (Fogo), LLC (“THL Fogo”), THL Equity Fund VI Investors (Fogo) II, LLC (“THL Fogo II,” and together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL Fogo and THL Fogo II, the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”), Putnam Investments Employees’ Securities Company III LLC (“Putnam III”), Todd M. Abbrecht, Douglas A. Haber and Jeff T. Swenson. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC, which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating and the sole manager of THL Fogo and THL Fogo II.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.  Each of Messrs. Abbrecht, Haber and Swenson is a Managing Director of THL Partners.

(2) Represents shares of the Issuer disposed of by the following entities, all of which were converted into the right to receive $15.75 per share pursuant to that certain Agreement and Plan of Merger, by and between the Issuer and Prime Cut Intermediate Holdings Inc., dated as of February 20, 2018, upon the closing of the merger on April 5, 2018:  9,260,899 shares by THL Equity VI; 6,270,987 shares by Parallel Fund VI; 1,095,420 shares by DT Fund VI; 319,467 shares by THL Coinvestment; 56,070 shares by THL Operating; 45,255 shares by THL Fogo; 5,025 shares by THL Fogo II; 48,188 shares by Great West; and 48,012 shares by Putnam III.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.